Exhibit 99(c)
Supplement to Present Required Information in Searchable Format

FIVE-YEAR PERFORMANCE GRAPH
2010		2011	2012	2013	2014	2015

GE	$100	$101	$123	$169	$158	$201
S&P 500	100	102	118	157	178	181
DJIA	100	108	119	155	170	171

STOCK PRICE RANGE AND DIVIDENDS
			Common stock market price			Dividends
			High	Low		declared

2015
Fourth quarter			$31.49		$24.79	$0.23
Third quarter			27.33		19.37	0.23
Second quarter			28.68		24.57	0.23
First quarter			26.27		23.41	0.23

2014
Fourth quarter			$27.10		$23.69	$0.23
Third quarter			27.15		24.75	0.22
Second quarter			27.53		25.43	0.22
First quarter			27.94		24.32	0.22

INDUSTRIAL ORDERS
			2015		2014
(In billions)			Equipment	Services	Equipment	Services

Power			$9.4	$13.9	$7.6	$12.7
Renewable Energy			6.9	0.5	6.7	0.4
Oil & Gas			6.6	8.5	10.2	9.9
Energy Management			6.5	2.3	6.1	2.3
Aviation			13.6	14.8	16.5	13.0
Healthcare			10.8	7.8	11.3	8.0
Transportation			4.0	3.0	6.7	3.0

Consolidated			$56.5	$49.5	$63.7	$48.1

INDUSTRIAL BACKLOG
			2015		2014
(In billions)			Equipment	Services	Equipment	Services

Power			$13.8	$63.2	$7.2	$51.2
Renewable Energy			8.7	3.7	3.7	1.9
Oil & Gas			9.5	13.4	12.0	12.9
Energy Management			9.9	1.9	3.9	1.1
Aviation			34.9	116.3	32.8	101.4
Healthcare			5.6	11.6	5.5	11.0
Transportation			6.5	15.9	6.1	15.1

Consolidated			$88.6	$225.9	$71.3	$194.7

SEGMENT REVENUES
	2015		2014		2013
(In billions)	Equipment	Services	Equipment	Services	Equipment	Services

Power	$8.0	$13.5	$8.4	$12.2	$7.5	$11.9
Renewable Energy	5.8	0.5	6.0	0.4	4.4	0.4
Oil & Gas	8.3	8.1	10.2	8.9	8.9	8.5
Energy Management	5.6	2.0	5.3	2.1	5.4	2.1
Aviation	11.8	12.9	12.4	11.6	11.1	10.8
Healthcare	9.9	7.8	10.3	8.0	10.2	8.0
Transportation	3.2	2.7	2.9	2.8	3.1	2.8
Appliances & Lighting	8.3	0.4	8.0	0.4	7.9	0.4

Consolidated	$60.9	$47.9	$63.3	$46.4	$58.5	$44.9